Exhibit 99.1

PHP Holdings, LLC &

Rhode Island Market

Condensed Combined and Consolidated

Financial Statements (Unaudited)

As of June 30, 2025 and
September 30, 2024 and for the
Nine Months Ended
June 30, 2025 and 2024

PHP Holdings, LLC & Rhode Island Market

Contents

Page

Condensed Combined and Consolidated Financial Statements (Unaudited)

Condensed Combined and Consolidated Balance Sheets	2 - 3

Condensed Combined and Consolidated Statements of Operations	4

Condensed Combined and Consolidated Statements of Members’ Deficit and Mezzanine Equity	5

Condensed Combined and Consolidated Statements of Cash Flows	6 - 7

Notes to Condensed Combined and Consolidated Financial Statements	8 - 37

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$147,729	$151,255
Hospital fee program receivable	19,923	18,385
Patient accounts receivable, net of allowance for credit losses of $59,513 and $39,468	13,671	16,043
Due from government payers	271	228
Risk pool and other receivables, net	40,830	39,934
Prepaid expenses and other current assets	10,455	9,244
Note receivable	1,458	1,375

Total current assets	234,337	236,464

Property, improvements and equipment, net	21,140	22,720
Operating lease right-of use assets	3,444	5,577
Deferred income taxes, net	41,754	-
Deposits and other assets	4,595	374
Goodwill	29,666	29,587
Restricted cash	1,300	1,385
Note receivable, net of current portion	278	500

Total assets*	$336,514	$296,607

Liabilities and members’ equity
Current liabilities:
Accrued medical claims and other healthcare costs payable	$131,864	$131,182
Accounts payable and other accrued liabilities	87,954	106,666
Accrued salaries, wages and benefits	25,287	24,960
Hospital fee program liability	9,524	7,330
Due to government payers	2,983	5,073
Income taxes payable	31,193	18,468
Current portion of long-term debt	489,039	47,579
Current portion of finance lease liabilities	712	702
Current portion of operating lease liabilities	2,247	2,461
Other current liabilities	254	194

Total current liabilities	781,057	344,615

Long-term debt, net of current portion	777,848	1,129,595
Finance lease liabilities, net of current portion	1,269	1,723
Operating lease liabilities, net of current portion	1,728	3,933
Malpractice reserves	2,371	2,269
Other long-term liabilities	5,665	6,764

Total liabilities*	1,569,938	1,488,899

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Balance Sheets (Continued)

(In thousands)

(Unaudited)

	June 30, 2025	September 30, 2024
Commitments and Contingencies (Note 6)

Mezzanine equity:
Redeemable convertible preferred stock	75,295	75,295

Members’ deficit:
Additional paid-in capital	151,496	151,433
Accumulated deficit	(1,439,250)	(1,400,560)
Due from related parties	(21,110)	(18,605)

Total PHP Holdings, LLC’s & RI Market members’ deficit	(1,308,864)	(1,267,732)

Non-controlling interests	145	145

Total members’ deficit	(1,308,719)	(1,267,587)

Total liabilities, mezzanine equity and members’ deficit	$336,514	$296,607

See accompanying notes to the unaudited condensed combined and consolidated financial statements.

*  The Company’s combined consolidated balance sheets include the assets and liabilities of its consolidated VIEs. The combined consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling approximately $103,458 and $131,505 as of June 30, 2025 and September 30, 2024, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of approximately $85,816 and $98,009 as of June 30, 2025 and September 30, 2024, respectively.

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Statements of Operations

(In thousands)

(Unaudited)

Nine Months Ended June 30,	2025	2024
Operating revenues:
Capitation	$830,370	$756,686
Patient services, net	81,797	82,620
Management fees	29,061	18,292
Other operating revenues	20,528	19,897

Total net revenue	961,756	877,495

Cost of revenues:
Claims expense	488,946	396,453
Capitation expense	189,794	177,130
Other cost of revenues	44,112	54,966

Total cost of revenues	722,852	628,549

Gross margin	238,904	248,946

Operating expenses:
Salary and benefits	109,633	103,179
Outside services	31,663	16,091
Management fees	11,654	8,244
Professional fees	4,846	3,972
Marketing	2,122	2,718
Lease and rental expense	2,316	2,627
Repair, maintenance and utilities	4,635	3,203
Software licensing	7,022	5,663
Taxes, licenses and fees	5,365	5,039
Insurance	4,110	1,855
Depreciation and amortization	2,748	3,204
Other operating expenses	4,314	4,762

Total operating expenses	190,428	160,557

Operating income	48,476	88,389

Operating gain from unconsolidated joint venture	-	45
Interest expense, net	(121,832)	(95,087)
Other expense	-	(2,500)

Loss before income tax provision	(73,356)	(9,153)

Income tax (benefit) provision	(34,666)	34,556
Net loss attributable to PHP Holdings, LLC & RI Market	$(38,690)	$(43,709)

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Statements of Members’ and Mezzanine Equity

(In thousands)

(Unaudited)

	Mezzanine Equity	Additional Paid-in Capital	Accumulated Deficit	Due from related parties	Members’ Deficit	Non- controlling Interests	Total Members’ Deficit
Balance at October 1, 2024	$75,295	$151,433	$(1,400,560)	$(18,605)	$(1,267,732)	$145	$(1,267,587)

Contribution of net assets due to restructuring transactions	-	63	-	-	63	-	63
Due from related parties	-	-	-	(2,505)	(2,505)	-	(2,505)
Net loss	-	-	(38,690)	-	(38,690)	-	(38,690)

Balance at June 30, 2025	$75,295	$151,496	$(1,439,250)	$(21,110)	$(1,308,864)	$145	$(1,308,719)

	Mezzanine Equity	Additional Paid-in Capital	Accumulated Deficit	Due from related parties	Members’ Deficit	Non- controlling Interests	Total Members’ Deficit
Balance at October 1, 2023	$75,295	$151,370	$(1,321,871)	$(12,902)	$(1,183,403)	$145	$(1,183,258)

Contribution of net assets due to restructuring transactions	-	214	-	-	214	-	214
Due to related parties	-	-	-	2,384	2,384	-	2,384
Net loss	-	-	(43,709)	-	(43,709)	-	(43,709)

Balance at June 30, 2024	$75,295	$151,584	$(1,365,580)	$(10,518)	$(1,224,514)	$145	$(1,224,369)

See accompanying notes to the unaudited condensed combined and consolidated financial statements.

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

Nine Months Ended June 30,	2025	2024
Operating activities:
Net loss	$(38,690)	$(43,709)
Adjustments to reconcile net loss to net cash, cash equivalents and restricted cash (used in) provided by operating activities:
Depreciation and amortization	2,748	3,204
Amortization of deferred financing costs, net	711	(2,543)
Loan interest on Physician Co Term Loan PIK option and Phase I Convertible Note	54,129	47,966
Loan interest on Bridge Loan PIK option	1,038	-
Loan interest on Mako Robot	22	28
Deferred income taxes, net	(41,754)	(22,120)
Accrued interest on capital leases	69	53
Changes in operating assets and liabilities:
Patient accounts receivable	2,372	1,356
Due from government payers	(43)	751
Hospital fee program receivable	(1,538)	4,388
Risk pool and other receivables	(896)	11,656
Prepaid expenses and other current assets	(5,432)	(1,082)
Accrued medical claims and other healthcare costs payable	682	339
Accounts payable and other accrued liabilities	(20,014)	771
Accrued salaries, wages and benefits	327	1,519
Hospital fee program liability	2,194	2,118
Due from government payers	(2,090)	(1,946)
Income taxes payable, net	12,725	7,983

Net cash, cash equivalents and restricted cash (used in) provided by operating activities	(33,440)	10,732

Investing activities:
Purchases of property, improvements and equipment	(1,149)	(1,252)
Due from related parties	(2,505)	-
Proceeds from (issuance) of short-term notes receivable	83	(500)
Proceeds from long-term note receivable	55	-

Net cash, cash equivalents and restricted cash used in investing activities	(3,516)	(1,752)

Financing activities:
Due from related parties	-	2,386
Proceeds from incremental borrowings	34,000	-
Proceeds from short term debt	-	48,311
Payment of debt issuance costs	-	(3,108)
Repayment of debt	(185)	(119)
Repayment of finance leases	(533)	(442)
Capital contribution by physician	63	-

Net cash, cash equivalents and restricted cash provided by financing activities	33,345	47,028

PHP Holdings, LLC & Rhode Island Market

Condensed Combined and Consolidated Statements of Cash Flows (Continued)

(In thousands)

(Unaudited)

Nine Months Ended June 30,	2025	2024
(Decrease) increase in cash, cash equivalents and restricted cash	$(3,611)	$56,008

Cash, cash equivalents and restricted cash, beginning of the period	152,640	90,669

Cash, cash equivalents and restricted cash, end of the period	$149,029	$146,677

Supplemental disclosure of cash flow information:
Interest paid	$59,430	$49,200
Taxes paid	764	-

Supplemental disclosure of non-cash financing activities:
Contribution of net assets due to restructuring transactions	$-	$214

See accompanying notes to the unaudited condensed combined and consolidated financial statements.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements

(Unaudited)

1.	Organization

Business

PHP Holdings, LLC (the “Company” or “PHPH”) is a Delaware company formed on March 25, 2013. The Company was originally formed as a Delaware corporation and converted to a limited liability company on October 12, 2022. As of June 30, 2025 (the “Report Date”), the Company was owned by Prospect Medical Holdings, Inc.(“PMH”), a Delaware corporation, and MPT Picasso Investors TRS, LLC, a Delaware limited liability company (“MPT”). PHPH’s subsidiaries consisted of the following four primary reportable segments as of the Report Date:  Medical Group, Global Risk, Hospital Services and Holding companies’ segments. As of the Report Date, Prospect Provider Group RI, LLC (“PPGRI”) was a wholly owned subsidiary of Prospect Provider Groups, LLC, which was a wholly owned subsidiary of Prospect Medical Holdings, Inc. (“PMH” or “Holdings”). Prior to June 24, 2025, Prospect Health Services RI, Inc. (“PHSRI”) was a wholly owned subsidiary of PHS Holdings, Inc. (“PHSH”). PHSH was a wholly owned subsidiary of Coordinated Regional Care Group, Inc. (“CRCG”), which in turn was a wholly owned subsidiary of PMH. Effective June 24, 2025, PHSRI was merged with and into PPGRI, with PPGRI as the surviving entity. PHSRI and PPGRI, which are collectively referred to herein as the "Rhode Island Market” are the combined portion within these condensed combined and consolidated financial statements.

The condensed combined and consolidated balance sheet as of September 30, 2024 was derived from the audited financial statements at that date, but does not include all the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”). These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended September 30, 2024. The condensed combined and consolidated financial statements for the nine months ended June 30, 2025 and 2024, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. The results of operations for the nine months ended June 30, 2025 and 2024, are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

Medical Group

Certain of the Company’s subsidiaries (collectively, the “Prospect Network”) contract with licensed physicians and other health care providers, and contract with managed care payers. PHPH’s subsidiaries include management services organizations that provide medical management systems and services to the Prospect Network and other third-party clients.

A.	California

Prospect Medical Group, Inc. (“PMG”) is a California professional medical corporation and was an affiliated physician organization of PHPH as of the Report Date. Pursuant to the restructuring described under “Holding Companies” below, PMG became an indirect subsidiary (through the nominee physician shareholder arrangement discussed below) effective March 30, 2023. As of the Report Date, PHPH controlled PMG through means other than direct ownership of PMG’s voting common stock. As discussed below, control was effectuated through a nominee physician shareholder.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

i.	Organizational Structure

In addition to PMG itself, the California part of the Prospect Network as of the Report Date consisted of the following (each, an “Affiliate”):

Nuestra Familia Medical Group, Inc.

Prospect Health Source Medical Group, Inc.

AMVI/Prospect Medical Group (“AMVI/Prospect”)

Prospect Professional Care Medical Group, Inc.

Prospect NWOC Medical Group, Inc.

StarCare Medical Group, Inc.

Genesis HealthCare of Southern California, Inc., a Medical Group

Pomona Valley Medical Group, Inc. (“PVMG”)

Upland Medical Group, a Professional Medical Corporation (“UMG”)

As of the Report Date, the Affiliates were managed by Prospect Medical Systems, LLC (“PMS”) and, prior to March 31, 2023, ProMed Healthcare Administrators (“PHCA”), which were indirect wholly-owned subsidiaries of PHPH. All of the Affiliates were wholly owned by PMG as of the Report Date, with the exception of AMVI/Prospect (“AMVI” or “JV”), which was a 50/50 Joint Venture between AMVI Care Health Network, Inc. and PMG that was terminated and dissolved effective September 30, 2024 as noted in Note 8. As of the Report Date, PMG was owned by Prospect Intermediate Physician Holdings, Inc. (“PIPH”), a California professional medical corporation that was owned by Prospect Physician Holdings, Inc., another California professional medical corporation (“PPH”). PPH was owned by a nominee physician shareholder pursuant to an assignable option agreement described below. The results of the entire Prospect Network, with the exception of AMVI/Prospect, are consolidated in the accompanying condensed combined and consolidated financial statements.

PMS has entered into an assignable option agreement with PPH and a nominee physician shareholder. Under the assignable option agreement, PMS acquired an assignable option for a nominal amount from PPH and the nominee shareholder to designate the purchaser (successor physician) for all or part of PPH's issued and outstanding stock held by the nominee physician shareholder (the “Stock Option”) in its sole discretion. PMS may also assign the assignable option agreement to any California licensed physician. The assignable option agreement has a term of 30 years. The Stock Option may be exercised for a purchase price of $1,000. PMS has the unilateral right to establish or effect a change of the nominee, at will, and without the consent of the nominee, on an unlimited basis and at nominal cost.

As of the Report Date, PMG’s Affiliates have each entered into a MSA and each Affiliate has agreed to pay a management fee to PMS or previously to PHCA, as applicable (each of which was a wholly-owned subsidiary of PHPH), which was based in part on the costs to the management company and on a percentage of revenues the Affiliate receives for (i) arranging for the provision of medical services by the Affiliate’s independent contractor physicians and other licensed healthcare providers, and (ii) other services requested by its contracted health plans. The revenue from which this fee is determined includes medical capitation, sums earned from participation in risk pools, and other performance fees paid by the health plans. In return for payment of the management fee, PMS, and previously PHCA have agreed to provide financial management, information systems, marketing, advertising, public relations, risk management, utilization review, quality of care, and administrative support. The Company and its subsidiaries underwent a restructuring described under “Holding Companies” below. For tax consolidation purposes, effective March 31, 2023, the rights and obligations of PMS and PHCA under each MSA with PMG and its Affiliates were assigned to their new parent company, Prospect Intermediate Physician Holdings, Inc. (“PIPH”), and then subcontracted first to PIPH’s parent company, Prospect Physician Holdings, Inc. (“PPH”), and then back to PMS. Pursuant to such assignments, PCA assigned to PMS its management for PVMG and UMG and PHCA no longer has any operations.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

ii.	Global Risk

Prospect Health Plan, Inc. (“PHP”) is a Delaware corporation and is licensed by the California Department of Managed Health Care (“DMHC”) under the provisions of the Knox-Keene Health Care Service Plan Act of 1975 (the “Act”) to operate as a health care service plan in California. PHP was initially restricted to providing and arranging for health care services to Medicare Advantage members through plan-to-plan contracts with fully-licensed health care service plans licensed under the Act. Later, PHP began providing services to Medicare Advantage (“MA”) enrollees. PHP has entered into global capitation arrangements with certain third-party health plans (the “Global Capitation Agreements”) and manages the provision of care for MA enrollees of those plans (“Capitated MA Enrollees”) in coordination with certain subsidiaries and affiliates of PMH. PHP also received notice from the DMHC approving a material modification of its Knox-Keene application to expand the scope of its license to serve Medi-Cal and Cal MediConnect members. DMHC further granted additional modification to the Knox-Keene license to include Commercial enrollees effective November 30, 2020. PHP began accepting Commercial enrollees effective January 1, 2021.

Under the terms of the Global Capitation Agreements, PHP furnishes global risk services to the third-party health plans, including the assumption of responsibility for arranging medically necessary covered services by hospitals, physicians and other providers to capitated enrollees in a specific geographic area and the payment for such services. PHP receives global capitation payments from each health plan as payment for all such medically necessary covered services. PHP enters into agreements with healthcare providers to arrange for such services. The global capitation payments received by PHP are utilized to pay such providers in accordance with their respective agreements.

iii.	Other Operations

As of the Report Date, Primary & Multi-Specialty Clinics of Anaheim Inc. (“PMCA”), dba Gateway Medical Center, was an indirect Company subsidiary owned under the nominee physician shareholder arrangement discussed above. PMCA owned and operated three primary care physician offices located in Anaheim and Santa Ana, California.

On December 1, 2023, Gateway Medicor – Rancho Cucamonga, Inc. (“GMRC”), a California professional medical corporation, purchased substantially all of the assets of the primary care medical practice of Abraham Chen, D.O. located in Rancho Cucamonga, California for an aggregate purchase price of $300,000. As of the Report Date, GMRC was owned 51% by PIPH and the remaining 49% by Medicor Medical Group, Inc., a California professional medical corporation wholly-owned by Mark Shiu, D.O., the lead primary care physician providing care for the acquired practice. Goodwill in the amount of $292,000 and $214,000 was recorded as of June 30, 2025 and 2024, respectively, in connection with this acquisition.

As of the Report Date, the Company also owned and operated RightRX, a mail order specialty pharmacy dedicated to providing personalized care to patients with complex, chronic health conditions.

The Company’s Residential Care Program (“RCP”) was operated through New Genesis Medical Associates, Inc., an indirect Company subsidiary owned under the nominee physician shareholder arrangement. The RCP improves patient access through a care-at-home option and management of patients with chronic conditions.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

B.	Rhode Island

Prospect Health Services RI, Inc. (“PHSRI”) was a Delaware corporation and Prospect Provider Group RI, LLC (“PPGRI”) was a Delaware limited liability company. As of the Report Date, both entities were duly qualified to do business in Rhode Island where they entered into global capitation arrangements with certain third-party health plans and manage the provision of care for enrollees in coordination with PMS. PMS provided management services to both PHSRI and PPGRI under an administrative services agreement with a term extending until July 2028 and with 1-year auto-renewals thereafter.

Effective February 16, 2024, PHSRI acquired a 10% membership interest in a newly formed primary care group in Rhode Island called HealthAdvisors, LLC, dba Breakwater Primary Care (“HealthAdvisors”). The interest is held through a nominee physician member pursuant to an assignable option agreement under which PHSRI acquired an assignable option for a nominal amount from HealthAdvisors and the nominee member to designate the purchaser (successor physician) for all or part of PHSRI's 10% membership interest. As of the Report Date, PHSRI could also assign the assignable option agreement to any Rhode Island licensed physician. The assignable option agreement has an initial term of 30 years. The remaining 90% membership interests in HealthAdvisors are owned equally by four other Rhode Island primary care physicians.

On January 11, 2025, PMH and certain of its wholly-owned subsidiaries, including both PHSRI and PPGRI (“Rhode Island Market”), filed for Chapter 11 bankruptcy reorganization under the United States Bankruptcy Code. None of PHPH or its direct or indirect subsidiaries were included in the reorganization filing as PHPH was only 51% owned by PMH as of the Report Date. As of the Report Date, both PHSRI and PPGRI remain subject to the jurisdiction of the bankruptcy court. PMH obtained a court order, dated May 22, 2025, that provided the court’s approval for the sale of PHSRI and the assets of PPGRI to Astrana pursuant to the Sale Agreement (as set forth under “Acquisition by Astrana Health, Inc.” below.

C.	Texas

Prospect Health Services TX, Inc. (“PHSTX”) and Prospect Provider Group TX, Inc. (“PPGTX”) are both Texas 501(a) non-profit health organizations. Pursuant to the restructuring described under “Holding Companies” below, beginning on March 30, 2023, both PHSTX and PPGTX became wholly-owned direct subsidiaries of the Company. Effective on May 23, 2023, with the inclusion of PIH (defined below) which became their direct parent company, PHSTX and PPGTX became wholly-owned indirect subsidiaries of the Company.

PHSTX entered into global capitation arrangements with certain third-party health plans and manages the provision of care for enrollees in coordination with PMS as described above. As of the Report Date, PMS provided management services to both PHSTX and PPGTX under management services agreements with current terms extending into 2029 with 5-year auto-renewals thereafter.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

D.	Arizona

Prospect Medical Group AZ, Inc. (“PMGAZ”) is an Arizona limited liability company. As with the Texas entities described above, PMGAZ initially became a wholly-owned direct subsidiary of the Company effective March 30, 2023 and a wholly-owned indirect subsidiary effective May 23, 2023 (after the inclusion of PIH). By amendment effective January 1, 2022, PMGAZ was added as a managed entity under the MSA between PMG and certain of its Affiliates and PMS described above.

Hospital Services

Alta Newport Hospital, LLC, dba Foothill Regional Medical Center (“Alta Newport”) operates an acute care hospital facility in Tustin, California.

Holding Companies

Prior to fiscal year 2023, PHP was the only direct or indirect subsidiary of the Company. During fiscal year 2023, PMH completed an internal restructuring that moved all of the Company’s other direct and indirect subsidiaries under a new direct subsidiary of the Company, Prospect Intermediate Holdings, LLC (“PIH”). At the time of the restructuring, the Company was wholly owned by PMH. PMG, which was wholly owned by a physician nominee, was moved under Prospect Intermediate Physician Holdings, Inc. (“PIPH”). As of the Report Date, PIPH was wholly owned by Prospect Physician Holdings, Inc. (“PPHI”), which was wholly owned by PMG’s prior physician nominee shareholder subject to the nominee physician shareholder arrangement described above.

Acquisition by Astrana Health, Inc.

On November 8, 2024, PHPH, PMH and certain of their affiliates entered into an Asset and Equity Purchase Agreement (the “Sale Agreement”) with Astrana Health, Inc. and certain of its affiliates (collectively, “Astrana”). Pursuant to the Sale Agreement, Astrana acquired all of the outstanding equity of Alta Newport and PHP, the sellers’ 51% equity ownership interest in Gateway Medicor, and substantially all of the assets of the other entities included within these condensed combined and consolidated financial statements (the “Astrana Sale”). The transaction closed on July 1, 2025. The total purchase consideration was $674.9 million.

On July 7, 2025, following the consummation of the Astrana Sale, the remaining assets and entities of the Company that had not been transferred as part of the Astrana Sale (i.e. the residual assets of the Asset Selling Entities) were added to the PMH bankruptcy proceedings.

2.	Significant Accounting Policies

Principles of Combination and Consolidation and Basis of Presentation

The condensed combined and consolidated financial statements herein have been prepared in accordance with GAAP. The condensed combined and consolidated financial statements include all the accounts of PHPH and Rhode Island Market Affiliates in which it has a controlling financial interest. The results of the entire Prospect Network, with the exception of AMVI/Prospect, are combined in the accompanying condensed combined and consolidated financial statements. Operating results for acquisitions are combined and consolidated with the Company’s condensed combined and consolidated financial statements from their acquisition dates. All significant intercompany transactions have been eliminated in consolidation.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Use of Estimates

The preparation of condensed combined and consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the condensed combined and consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Principal areas requiring the use of estimates include settlements under risk-sharing programs, valuation of patient receivables, assets under operating and finance leases, medical claims and other healthcare costs payable, professional and general liability claims, reserves for potential absorption of claims unpaid by insolvent providers, impairment of goodwill, lease liabilities, debt, reserves for the outcome of litigation and valuation allowances against deferred tax assets.

Revenues

The Company recognizes net revenues in the period in which performance obligations to customers are satisfied under contracts by transferring our services. Net revenues are recognized in the amounts to which the Company expects to be entitled, which are the transaction prices allocated to the distinct services.

Revenues by reportable segment are comprised of the following amounts (in thousands):

For the nine months ended June 30,	2025	2024
Medical Group
Capitation	$282,650	$279,953
Management fees	27,156	16,410
Patient Services, net	1,158	1,013
Other	12,799	8,203

Total Medical Group revenues	323,763	305,579

Global Risk
Capitation	547,720	476,733
Management fees	1,905	1,882
Other	7,505	11,535

Total Global Risk revenues	557,130	490,150

Net Hospital Services
Patient Services, net	80,639	81,607
Other	224	159

Total Hospital Services revenues	80,863	81,766

Total net revenues, net	$961,756	$877,495

Medical Group and Global Risk Revenues

Managed care revenues consist primarily of payments for medical services procured by the Affiliates under capitated contracts with various managed care providers including health maintenance organizations (“HMOs”). Capitation revenue is paid monthly to the Company based on the number of enrollees under the capitated contracts on a per member per month (“PMPM”) basis.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Capitation Revenues

Capitation revenue is recognized in the month in which the providers are obligated to provide services (stand-ready obligation). Minor ongoing adjustments to prior months’ capitation, primarily arising from contracted HMOs’ finalizing of monthly patient eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to the Company. Additionally, Medicare pays capitation using a “Risk Adjustment” model, which compensates managed care organizations and providers based on the health status (acuity) of each enrollee. Under Risk Adjustment, capitation is determined based on health severity, measured using patient encounter data. Capitation is paid on an interim basis based on data submitted for the enrollee for the preceding year and is adjusted in subsequent periods the final data is compiled. Positive or negative capitation adjustments are made for Medicare enrollees with conditions requiring more or less healthcare services than assumed in the interim payments. Since the Company cannot reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized generally in the fourth quarter when those changes are communicated by the health plans to the Company. The Company received and recorded as additional Risk Adjustment revenue of approximately $17,420,000 and $11,682,000 in positive capitation risk adjustments during the nine months ended June 30, 2025 and 2024, respectively.

Per Member Per Month (“PMPM”) managed care contracts generally have a term of one year or longer. All managed care contracts have a single performance obligation that constitutes a series for the provision of managed healthcare services for a population of enrolled members for the duration of the contract. The transaction price for PMPM contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. In certain contracts, PMPM fees also include additional awards such as performance incentives, performance guarantees and risk sharing. The Company generally estimates the transaction price using the most likely amount methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. The majority of the Company’s net PMPM transaction price relates specifically to the Company’s efforts to transfer the service for a distinct increment of the series (e.g. month) and is recognized as revenue in the month in which members are entitled to service.

Risk Pool Revenues

HMO contracts also include provisions to share in the risk for hospitalization (the “Risk Pool”), whereby the physician organization can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Typically, Risk Pool deficits are not payable until and unless the Company generates future surpluses. At the termination of the HMO contract, any accumulated deficit is typically extinguished. Due to the lack of access to information necessary to estimate the related costs, Risk Pool amounts receivable from the HMOs are only recognized, using the most likely methodology, and only included in revenue to the extent that it is probable that a significant reversal of cumulative revenue will not occur. The Risk Pool for prior contract years are generally final settled in the third or fourth quarter of the following fiscal year. For the nine months ended June 30, 2025 and 2024, an amount of $7,317,000 and $6,760,000, respectively, in Risk Pool profit was included in other revenues. At June 30, 2025, contingent liabilities for carry-forward risk-pool deficits expected to be forgiven, or offset against future surpluses, were approximately $44,373,000 based on the available information from the health plans.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

The Company also receives incentives under “pay-for-performance” programs for quality medical care, based on various criteria. The incentive programs track specific performance measures and calculate payments to the Company based on the performance measures. The Company’s incentives under “pay-for-performance” programs are recognized using the most likely methodology. However, as the Company does not have sufficient insight from the health plans on the amount and timing of the shared risk pool and incentive payments these amounts are considered to be fully constrained and only recorded when such payments are known and/or received. Performance and incentive revenues recorded during the nine months ended June 30, 2025 and 2024 were approximately $11,530,000 and $10,206,000, respectively, included in other revenues.

Medical Group Management Fees

The Company enters into distinct explicit contracts with affiliated and unaffiliated customers to provide management services. The management fee is charged in exchange for the management, administrative, and non-medical services provided by the Company to its customers. The Company’s customers benefit from all of these services together and they are not separable under the various contracts. For the unaffiliated customers the Company recognizes management fee revenues for the period in which the performance obligations under the contracts are satisfied using the as invoiced practical expedient. For affiliated customers the Company recognizes management fee revenues for the period in which the performance obligations under the contracts are satisfied over time. Since the period over time represents a single month of service and is of such short duration, this approximates to a point in time.

Management fee arrangements with affiliated and unaffiliated entities are variable in nature because the majority of the fees are generally based on revenue, which can vary from period to period. The Company has control over pricing. Contractual fees are invoiced to the Company’s clients generally monthly and payment terms are typically due within 30 days. The variable consideration in the Company’s management contracts meets the criteria to be allocated to the distinct period of time to which it relates because (i) it is due to the activities performed to satisfy the performance obligation during that period and (ii) it represents the consideration to which the Company expects to be entitled. The Company uses the expected value method to determine the variable consideration. The Company received approximately $23,918,000 or 82% and $13,074,000 or 71% during the nine months ended June 30, 2025 and 2024, respectively, of its management services revenue from unaffiliated entities. See Note 5 for the management fees earned from related parties.

Contract assets represent rights to payment for performance contingent on something other than the passage of time, and accounts receivable are rights to payment for performance without contingencies. Contract liabilities represent cash that has been received for contracts, but for which performance is still unsatisfied. As of June 30, 2025 and September 30, 2024, the Company did not have any contract assets or contract liabilities.

Out of state networks earn infrastructure revenues, a fixed fee arrangement based on per member per month (“PMPM”), is prepaid monthly to the Company based on the number of enrollees under contracts. The transaction price for PMPM contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. The Company earned $1,906,000 and $1,824,000 during the nine months ended June 30, 2025 and 2024, respectively, which is reported as part of management fee revenues. In certain contracts, PMPM fees also include additional awards such as performance incentives, performance guarantees and risk sharing. The Company generally estimates the transaction price using the most likely amount methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. The majority of the Company’s net PMPM transaction price relates specifically to the Company’s efforts to transfer the service for a distinct increment of the series (e.g. month) and is recognized as revenue in the month in which members are entitled to service.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Global Risk Management Fees

The revenues consist primarily of payments for medical services procured under global capitation arrangements from third-party health plans. Capitation revenue under these global capitation contracts is prepaid monthly to the Global Risk Management segment based on the number of enrollees.

Management fee arrangements with unaffiliated entities provide for compensation ranging from 6.5% to 10% of revenues. Consideration from management contracts is variable in nature because the majority of the fees are generally based on revenue or collections, which can vary from period to period. The Company has control over pricing. Contractual fees are invoiced to the Company’s clients generally monthly and payment terms are typically due within 30 days. The variable consideration in the Company’s management contracts meets the criteria to be allocated to the distinct period of time to which it relates because (i) it is due to the activities performed to satisfy the performance obligation during that period and (ii) it represents the consideration to which the Company expects to be entitled.

Hospital Services Revenues

The Company reports Fee-For-Service (“FFS”) net patient service revenues at the amounts that reflect the consideration it expects to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payers (including managed care payers and government programs) and others, and they include variable consideration for retroactive revenue adjustments due to settlement of audits, reviews and investigations. Generally, the Company bills patients and third-party payers several days after the services are performed or shortly after discharge. Revenues are recognized as performance obligations are satisfied.

Performance obligations are determined based on the nature of the services provided and revenues are recognized when performance obligations are satisfied over time based on actual charges incurred in relation to total expected charges. This method provides a faithful depiction of the transfer of services over the term of performance obligations based on the inputs needed to satisfy the obligations. Generally, performance obligations satisfied over time relate to patients in the Company’s hospitals receiving inpatient acute care services. The Company measures the performance obligation from admission into the hospital, or the commencement of an outpatient service, to the point when it is no longer required to provide services to that patient, which is generally at the time of discharge or completion of the outpatient services. Patient encounters and related episodes of care and procedures qualify as distinct goods and services, provided simultaneously together with other readily available resources, in a single instance of service, and thereby constitute a single performance obligation for each patient encounter and, in most instances, occur at readily determinable transaction prices. All services provided are expected to result in cash flows and are therefore reflected as net revenue in the condensed combined and consolidated financial statements.

The transaction price is determined based on gross charges for services provided, reduced by contractual adjustments provided to third-party payers, discounts provided to uninsured patients, and implicit price concessions provided primarily to uninsured patients. The estimates of contractual adjustments and discounts are based on contractual agreements, discount policies and historical cash collection experience. As a practical expedient, the Company adopted a portfolio approach for the FFS revenue stream to group together contracts with similar characteristics and analyze historical cash collections trends. The contracts within the portfolio share the characteristics conducive to ensuring that the results do not materially differ if it were to be applied to individual patient contracts related to each patient encounter.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and, therefore, are not displayed in our condensed combined and consolidated statements of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are what hospitals charge all patients prior to the application of discounts and allowances.

The Company is responsible for confirming member eligibility, performing program utilization review, potentially directing payment to the provider and accepting the financial risk of loss associated with services rendered, as specified within the Company’s patient contracts. The Company has the ability to adjust contractual fees with patients and possess the financial risk of loss in certain contractual obligations. These factors indicate the Company is the principal and, as such, the Company records gross fees contracted with patient in revenues.

Revenues under the traditional FFS service Medicare and Medicaid programs are based primarily on prospective payment systems. Retrospectively determined cost-based revenues under these programs, which were more prevalent in earlier periods, and certain other payments, such as disproportionate share hospital and bad debt expense reimbursement, which are based on our hospitals’ cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, and it can take several years until final settlement of such matters is determined and completely resolved. The Company records accruals to reflect the expected final settlements on cost reports. For filed cost reports, the accrual is recorded based on those cost reports and subsequent activity. The accrual for periods for which a cost report is yet to be filed is recorded based on estimates of what the Company expects to report on the filed cost reports. After the cost report is filed, the accrual may need to be adjusted in future periods as they become known.

Hospital Services revenues primarily consist of net patient service revenues, principally for patients covered by Medicare, Medicaid, managed care and other health plans, as well as certain uninsured patients and other uninsured discount and charity programs. Additionally, Hospital Services revenues include revenues from capitation arrangements that are made directly made with various managed care providers.

Patients who are covered by third-party payers are responsible for related co-pays, co-insurance and deductibles, which vary in amount. The Company estimates the transaction price for patients with co-pays, co-insurance and deductibles and for those who are uninsured based on historical collection experience and current market conditions. The discount offered to certain uninsured patients is recognized as a contractual allowance, which reduces net revenues at the time the self-pay accounts are recorded. The uninsured patient accounts, net of contractual allowances recorded, are further reduced to their net realizable value at the time they are recorded through implicit price concessions based on historical collection trends for self-pay accounts and other factors that affect the estimation process. Although outcomes vary, the Company’s policy is to attempt to collect amounts due from patients, including co-pays, co-insurance and deductibles due from patients with insurance, at the time of service while complying with all federal and state statutes and regulations. All of the Company’s hospital facilities are subject to Emergency Medical Treatment and Active Labor Act (“EMTALA”). This federal law and accompanying regulations require any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who comes to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can treat the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. There are severe penalties under EMTALA for violations of the law and regulations, including if a hospital fails to screen or appropriately stabilize or transfer a patient, or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

The Company provides charity care to patients who lack financial resources and are deemed to be medically indigent based on criteria established under the Company’s charity care policy. This care is provided without charge or at amounts less than the Company’s established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, such amounts are not reported as net revenues. Direct and indirect costs for providing charity care are estimated by calculating a ratio of cost to gross charges and then multiplying that ratio by the gross uncompensated charges associated with providing care to charity patients.

The Company recognizes revenues related to supplemental Medi-Cal payments under California provider fee programs (applicable to medical facilities serving a disproportionate number of low-income patients) using the most likely outcome method, which is based on formulas contained in the legislation as well as modeling performed by the California Hospital Association (“CHA”). The estimates also consider whether it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. These programs are funded by quality assurance fees paid by participating hospitals and matching federal funds.

Cost of Revenues

The cost of healthcare services consists primarily of capitation and claims payments, pharmacy costs and incentive payments to contracted providers. These costs are recognized in the period incurred, or when the services are provided. Claims costs also include an estimate of the cost of services which have been incurred but not yet reported to the Company. The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends. These estimates are subject to trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in the current period. See Note 7 for changes in accrued medical claims payable estimates during the nine months ended June 30, 2025 and 2024.

The Company has contractual reimbursement obligations to providers and discretionary incentive payment obligations to physicians. These incentive payments are in large part predicated on the pay-for-performance, shared risk revenues, and favorable senior capitation risk adjustment payments received by the Company from the health plans. The Company records these revenues generally in the third or fourth quarter of each fiscal year when the incentives and capitation adjustments due from the health plans are known. During this period, the Company also finalizes the physician discretionary incentive.

During the nine months ended June 30, 2025 and 2024, the Company recorded physician incentive bonus expenses totaling approximately $11,530,000 and $10,206,000, respectively, and is included in cost of revenues in the condensed combined and consolidated statements of operations. As of June 30, 2025 and September 30, 2024, physician incentive bonus accruals were approximately $12,655,000 and $36,156,000, and were included in accounts payable and other accrued liabilities in the accompanying condensed combined and consolidated balance sheets.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

The Company also periodically evaluates the need to establish premium deficiency reserves for the probability that anticipated future health care costs could exceed future capitation payments from HMOs under capitated contracts and, where appropriate, records a premium deficiency reserve. There were no such premium deficiencies recorded at June 30, 2025 and September 30, 2024, respectively.

Cash and Cash Equivalents

Cash is primarily comprised of deposits with banks. The Company maintains its cash and cash equivalents at banks with high credit-quality ratings.

Restricted Cash

The Company is required by certain health plans to maintain a restricted cash balance in the form of a letter of credit restricted by the bank. Restricted cash was $1,000,000 and $1,085,000 as of June 30, 2025 and September 30, 2024, respectively. The Company is also required to keep $300,000 restricted deposits by the DMHC for the payment of claims. Such restricted deposits, consisting of certificates of deposits with maturity dates of more than 90 days when purchased, are classified as a non-current asset in the accompanying condensed combined and consolidated balance sheets as they are required by the DMHC in order to continue to operate under the Act. Restricted cash totaled $1,300,000 and $1,385,000 as of June 30, 2025 and September 30, 2024, respectively.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same amount shown in the statements of cash flows (in thousands):

	June 30, 2025	September 30, 2024
Cash	$147,729	$151,255
Restricted cash	1,300	1,385

	$149,029	$152,640

Patient Accounts Receivable, Net

Patient accounts receivable include billed accounts and unbilled accounts for which there is the unconditional right to payment. Estimated amounts due from third-party payers for retroactive adjustments are receivables if the right to consideration is unconditional and only the passage of time is required before payment of that consideration is due.

Receivables from government agencies are significant to our operations, but are not a significant credit risk. We do not believe there are any other significant concentrations of revenues from any particular payer that would subject us to any significant credit risks in the collection of our accounts receivable.

Changes in general economic conditions, patient accounting service center operations, payer mix, or federal or state governmental health care coverage could affect our collection of accounts receivable, cash flows and results of operations.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Estimated uncollectable amounts are generally considered implicit price concessions that are a direct reduction to patient accounts receivable. Such implicit price concessions may be caused by denials for payments for services due to issues over patient eligibility for medical coverage, the Company’s ability to demonstrate medical necessity for services rendered and payer authorization of hospitalization.

Risk Pool Receivable

Risk pool receivable consist of risk revenues due from non-related parties. The Company continuously monitors its collections of receivables, and its policy is to write off receivables when they are determined to be uncollectible. As of June 30, 2025 and September 30, 2024, the Company does not have an allowance for doubtful accounts for risk pool receivable.

Contract Assets and Contract Liabilities

The receivables and payables related to California Hospital Fee Program are the significant contract assets and liabilities in the Company’s financial statements. As of June 30, 2025 and September 30, 2024, the Company had receivables related to the California Hospital Fee Program of approximately $19,923,000 and $18,385,000, respectively, and had liabilities related to the California Hospital Fee Program of approximately $9,524,000 and $7,330,000, respectively, in the accompanying balance sheets.

Property, Improvements and Equipment

Property, improvements and equipment are stated on the basis of cost or, in the case of acquisitions, at their acquisition date fair values. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the remaining lease period or the estimated useful lives of the leasehold improvements. Leasehold improvements are generally depreciated over 5 to 40 years, buildings and improvements are depreciated over 5 to 40 years, equipment is depreciated over 2 to 15 years and furniture and fixtures are depreciated over 2 to 20 years. Equipment capitalized under finance lease obligations is amortized over the lesser of the life of the lease or the useful life of the asset.

Leases

Leases with an initial term of greater than one month and less than 12 months (short-term leases) are not recorded on the Combined balance sheet and are expensed on a straight-line basis over the lease term. The majority of the Company’s short-term leases relate to equipment and real estate. See Note 6 – “Commitments and Contingencies” for further information.

Income Taxes

In accordance with ASC Topic 740, "Income Taxes" ("ASC 740"), each interim reporting period is considered integral to the annual period, and tax expense is measured using an estimated annual effective tax rate. An entity is required to record income tax expense each quarter based on its annual effective tax rate estimated for the full fiscal year and use that rate to provide for income taxes on a current year-to-date basis, adjusted for discrete taxable events that occur during the interim period.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective positive evidence evaluated was the current year loss and forecasted income over the next five-year period ending September 30, 2029. Such objective evidence limits the ability to consider other subjective evidence.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Based on this evaluation, as of June 30, 2025, a full valuation allowance of $41,754,000 was released to bring the net deferred tax assets to its realizable value. The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence.

Our income tax returns are based on calculations and assumptions subject to audit by various tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of tax laws. We regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes. We are currently not under audit by any taxing authority. As of June 30, 2025 and September 30, 2024, the Company did not have any unrecognized tax benefits related to various federal and state income tax matters.

Our effective income tax rate for the nine months ended June 30, 2025, was 47.26% as compared to negative 377.54% for the nine months ended June 30, 2024. Our effective rate differs from the statutory rate of 21.0% primarily due to non-deductible permanent items. The decrease in our effective tax rate for the nine months ended June 30, 2025, was primarily due to the release of a full valuation allowance as June 30, 2025.

As of June 30, 2025 and September 30, 2024, the Company had an income tax payable of approximately $31,193,000 and $18,468,000, respectively, which was recognized in current liabilities. However, the actual cash taxes expected to be paid by the members of the consolidated group will be lower than the amounts accrued. This is primarily due to the utilization of tax attributes, including net operating losses from certain entities, and the impact of changes in the valuation allowance. The recorded payable is largely driven by these valuation allowance adjustments rather than actual taxable income.

Goodwill

Goodwill is measured as the excess of consideration transferred over the net amount of the acquisition date fair value of assets acquired, and liabilities assumed in a business acquisition.

The Company evaluates goodwill annually or whenever triggering events or circumstances at the entity level indicate that the fair value of the entity may be below its carrying amount. The Company first assesses qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill.

The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over its fair value. There was no goodwill impairment recorded during the nine months ended June 30, 2025 and 2024.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Medical Malpractice Reserves

The individual physicians who contract with the physician organizations carry their own medical malpractice insurance. In the Hospital Services segment, Alta Newport carries professional and general liability insurance to cover medical malpractice claims under claims-made policies. Under the policies, insurance premiums cover only those claims actually reported during the policy term. Should the claims-made policy not be renewed or replaced with equivalent insurance, claims related to occurrences during the policy term and not reported prior to the termination may be uninsured. Alta Newport has a policy for professional and general liability insurance with a retention that applies per claim.

Concentrations of Credit Risk

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per depositor of each financial institution. The Company has not experienced any losses to date related to these balances.

The Company’s credit risk with respect to health plan receivables is limited since amounts are generally due from large HMOs. Amounts due from affiliated companies and the Company are unsecured and non-interest bearing but are settled periodically. The Company periodically reviews the stand-alone financial performance and financial condition of the affiliated companies (see Note 5).

For the nine months ended June 30, 2025 and 2024, the Company received a total of approximately 70% and 67%, respectively, of its capitation revenue from its five largest Health Plan partners, as follows (in thousands):

Nine months ended June 30,	2025 (Unaudited)	% of Capitation Revenue		2024 (Unaudited)	% of Capitation Revenue
Health Plan A	$198,647	24%	Health Plan A	$179,220	24%
Health Plan B	114,654	14%	Health Plan B	103,328	14%
Health Plan C	114,507	14%	Health Plan C	98,373	13%
Health Plan D	72,835	9%	Health Plan D	63,791	8%
Health Plan E	70,937	9%	Health Plan E	59,140	8%

Total	$571,580	70%		$503,852	67%

Reserve Methodology

The claims reserve is based on the best data available to the Company. The estimate, however, is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of the medical malpractice and workers’ compensation claims liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying condensed combined and consolidated financial statements are adequate to cover such claims. Management is not aware of any potential claims whose settlement, if any, would have a material adverse effect on the Company’s combined and consolidated financial position, results of operations or cash flows.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Mezzanine Equity

On May 23, 2023, the Company entered into the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”). As a result, the Company issued 69,494 Series A-1 Preferred Units to MPT.

As of the Report Date, the Series A-1 Preferred Units holders were entitled to an annual preferred return of 8.00%, compounded annually, on the average daily balance of their unrecovered capital. This preferred return will accrue from the Agreement date until the holder's unrecovered capital is fully repaid. In the event of the Company’s dissolution or liquidation, holders of Series A-1 Preferred Units are entitled to receive distributions before any distributions are made to common equity holders. After the payment of the preferred return and full recovery of unrecovered capital, holders of Series A-1 Preferred Units were entitled to participate in further distributions. This participation was, however, subject to the approval of the requisite Series A-1 Holders. The value of a membership interest in such a transaction is determined by the amount the holder would receive if the Company sold all its assets at fair market value, less liabilities. As of the Report Date, this price cannot be determined and will be calculated in a future period when the necessary information becomes available. Holders of the Series A-1 Preferred Units do not have voting rights, except as required by the Delaware Limited Liability Company Act (the "Delaware Act") or the LLC Agreement. However, the holder of the Phase I Convertible Note is treated as a holder of Series A-1 Preferred Units for purposes of exercising consent or approval rights tied to these units.

As of the Report Date, no additional Series A-1 Preferred Units have been issued upon conversion, exercise, or satisfaction of required conditions. Additionally, no changes were made to the conversion or exercise prices during the reporting period.

The Company’s preferred stock is classified as mezzanine equity due to the buy/sell provision in the Company’s LLC agreement. Under this provision, the holder has the right to initiate a buy/sell process, where the Company may either purchase the preferred stock or sell its units to the holder.

3.	Property, Improvements and Equipment

Property, improvements and equipment, consisted of the following (in thousands):

	June 30, 2025	September 30, 2024
Land	$5,800	$5,800
Land improvements	23	5
Buildings and improvements	11,004	10,430
Leasehold improvements	3,457	3,457
Equipment and software	30,807	30,135
Furniture and fixtures	1,616	1,616

	52,707	51,443
Less: accumulated depreciation	(34,081)	(31,363)

	18,626	20,080
Construction in Progress	2,514	2,640

Property, improvements and equipment, net	$21,140	$22,720

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Depreciation expense was approximately $2,748,000 and $3,204,000 for the nine months ended June 30, 2025 and 2024, respectively.

4.	Goodwill

The changes in the carrying amount of goodwill for the nine months ended June 30, 2025 are as follows (in thousands):

Nine months ended	June 30, 2025
Balance, October 1	$29,587
Addition of goodwill	79

Balance, June 30	$29,666

5. Related Party Transactions

As discussed further under Note 6 below, as of the Report Date, PMH, the Company and another PMH subsidiary, Prospect Healthcare Facilities Management, LLC, were parties to an Amended and Restated Master Restructuring Agreement pursuant to which various financial obligations owed to MPT were restructured.

PMG is a party to a risk pool sharing agreement with Southern California Healthcare System, Inc., dba Southern California Hospital at Culver City (“SCHS”), an affiliated entity wholly owned by PMH. Under the agreement, PMG and SCHS agreed to establish a Hospital Control Program (as defined) to serve HMO enrollees and earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year.

Alta Hospitals System, LLC (a wholly owned subsidiary of PMH) and/or its subsidiaries (collectively, “Alta”) has entered into agreements with several HMOs, pursuant to which, Alta’s hospitals provide hospital, medical, and other healthcare services to senior and Medi-Cal HMO enrollees under a fixed capitation arrangement ("Capitation Arrangement"). Alta has also entered into a risk pool sharing agreement with PMG and a management services agreement with PMS. Under the risk pool sharing agreement, Alta, PMG and PMS agreed to establish a Hospital Control Program (as defined) to serve the HMO enrollees, pursuant to which, PMG is allocated a 90% residual interest in the profit or loss, after deductions for costs to Alta’s hospitals. In August 2013, Alta entered into a similar arrangement with a new medical group pursuant to which, Alta, PMG and the medical group are allocated 10%, 30% and 60% residual interest, respectively, in the profit or loss, after deductions for costs to Alta’s hospitals. Under the management services agreement, PMS provides non-hospital and non-physician support activities that are required under the agreement with the HMO, in return for a monthly management fee of 10% of earned revenue (as defined). As of June 30, 2025 and September 30, 2024, approximately 3,600 and 5,600 HMO enrollees were covered under such Capitation Arrangements, respectively.

PMG has a Participating Physician Group Services Agreement (“PPGSA”) with Prospect Health Plan, Inc. (“PHP”). Effective March 31, 2023, PHP became a wholly-owned subsidiary of PHPH. Under the terms of the PPGSA, PHP retains a percentage of gross capitation received from health plans for members assigned to a Prospect Network provider and transfers a pre-determined percentage of remaining gross capitation to PMG for all professional and outpatient ancillary services, subject to the terms of the PPGSA. Approximately 95,700 and 111,300 enrollees were covered under the PPGSA as of June 30, 2025 and September 30, 2024 respectively.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

PMG is also party to a Hospital Control Agreement (“HCA”) with PHP. Under the HCA, PHP and PMG agreed to share in the risk of providing medical services to enrollees. The profit or loss associated with providing such services to enrollees, including the management fee due PMS, is allocated 90% to PMG and 10% to PHP. PMG is also party to a risk sharing agreement with PHP and a third-party effective July 1, 2017. The profit or loss associated with providing such services to enrollees, including the management fee due PMS, is allocated 30% to PMG, 60% to a third party and 10% to PHP. Approximately 86,200 and 71,200 enrollees were covered under the HCA as of June 30, 2025 and September 30, 2024, respectively.

PMS has entered into various Management Service Agreements (each, an “MSA”), Administrative Service Agreements (each, an “ASA”) and Management Services Arrangements with related parties. PMS provides administrative services including network management, contracting, medical management, claims processing, eligibility services, financial management, information systems, marketing, advertising, and public relations (collectively, “Management Services”) for a management fee based on a percentage of capitation revenue earned by the related parties or fixed member per month amount dependent on membership composition defined in each MSA or ASA. The various MSA and ASA have various term lengths up to 30 years and subsequently automatically renew for additional terms unless notice is given by either party.

Management fees (in thousands) earned from related parties are as follows:

Nine months ended June 30,	2025	2024
Alta Hospitals Systems, LLC	$2,621	$2,602
Southern California Healthcare Systems, Inc.	503	679
Prospect Health Services CT, Inc.	45	45
Prospect Health Services PA, Inc.	45	45
Coordinated Regional Care, Inc.	23	23

Total Management fees earned from related parties	$3,237	$3,394

The Company also incurred $6,561,000 and $6,049,000 in management fees to CRCG during the nine months ended June 30, 2025 and 2024, respectively.

PHP also entered into Hospital Services Agreements (“HSAs”) separately with Alta Los Angeles Hospitals, Inc. (“Alta”), Southern California Healthcare System, Inc. (“SCH”), and Alta Newport, each of Alta and SCH are subsidiaries of PMH. Pursuant to the HSAs, Alta, SCH, and Alta Newport are responsible for providing all inpatient and outpatient hospital services to Capitated MA Enrollees assigned to them. PHP retains 2% of gross capitation received from health plans for capitated enrollees assigned to each of Alta, Alta Newport, and SCH and transfers 54% of the remaining gross capitation to Alta, SCH, and/or Alta Newport as applicable, to cover such inpatient and outpatient services. The 46% of the remaining gross capitation revenue is transferred for professional services to PMG and subs. PHP incurred $144,133,000 and $134,603,000 of such expenses during the nine months ended June 30, 2025 and 2024, respectively. These amounts are included in capitation expense, net in the accompanying condensed combined and consolidated statements of operations.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Balances included in due from related parties in the accompanying condensed combined and consolidated balance sheets as of June 30, 2025 and September 30, 2024 are as follows (in thousands):

	June 30, 2025	September 30, 2024
PMH and subsidiaries	$21,110	$18,605

Due from related parties	$21,110	$18,605

The settlement of these balances is dependent upon the ability of the affiliated companies to repay the amounts due.

Promissory Note

As noted above, on May 23, 2023, PMG loaned $75,000,000 to PIH’s subsidiary, FRMC Hospital Property, LLC (the "Trustor"), pursuant to the Foothill Note. The borrower made prepayments of $48,311,000 on November 17, 2023, $5,074,000 on February 28, 2025, and $21,615,000 on April 30, 2025. These prepayments reduced the principal balance to $26,689,000 as of September 30, 2024, and to $0 as of June 30, 2025. This intercompany loan balance is eliminated in the preparation of the condensed combined and consolidated financial statements.

6.	Commitments and Contingencies

Debt

Debt consists of the following (in thousands):

	June 30, 2025*	September 30, 2024*
PhysicianCo Term Loan	$414,792	$398,370
The Phase I Convertible Note	755,354	717,839
Bridge Loan	86,009	51,001
Other	1,032	1,194

Total debt	1,257,187	1,168,404
Less: Debt, current portion	(501,021)	(51,186)

Long-term debt, net of current portion	$756,166	$1,117,218

* These amounts do not include debt issuance costs, discounts or premiums.

PhysicianCo Term Loan

On May 23, 2023, a Financing Agreement (the “PhysicianCo Loan Agreement”) was executed by and among (1) the Company, PIH, PPHI, and the Company’s other subsidiaries (excluding PHP) as guarantors (the “PhysicianCo Loan Parties”), (2) PMH and its California hospital subsidiaries as guarantors, (the “HospitalCo Loan Parties” and together with the PhysicianCo Loan Parties, the “Loan Parties”), (3) Wilmington Trust, National Association, as administrative agent and collateral agent, (the “Agent”) and (4) funds managed or advised by each Centerbridge Entity, as a lender, and (5) each Blue Torch entity, as a lender (the “Lenders”), pursuant to which the Lenders made loans (collectively, the “Initial Term Loan”) in an aggregate initial principal amount of the PhysicianCo Loan was $375 million. The Initial Term Loan bore interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the PhysicianCo Loan Agreement plus 13.00% per annum, of which up to 3.00% per annum could, at the Company’s opinion, be paid in kind. The maturity date of the Initial Term Loan was May 23, 2026. The Loan Agreement contained certain affirmative and negative covenants, including limitations on indebtedness, corporate transactions, investments, dispositions, and dividends.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Immediately following the closing of the PhysicianCo Loan Agreement financing, PIH loaned a total of $125 million to PIPH. Thereafter, PIPH contributed a total of $125 million to PMG as additional paid in capital.

Also on May 23, 2023, PMG loaned $75,000,000 to PIH’s subsidiary, FRMC Hospital Property, LLC (Trustor) (the “Foothill Note”). As set forth under Note 5, prepayments in the amount of $48,311,000 and $5,074,000 were made on November 17, 2023 and February 28, 2025, respectively, leaving a remaining principal balance of $21,615,000. Interest accrued on the remaining balance of the Foothill Note at the prime rate and the obligations of Trustor were secured by Deed of Trust with Assignment of Rents recorded for the hospital property located at 14662 Newport Ave, Tustin, CA 92780. PMG retained the right to demand repayment of the remaining indebtedness under the Foothill Note at any time.

The Phase 1 Convertible Note

On May 23, 2023, PMH, the Company and another PMH subsidiary, Prospect Healthcare Facilities Management, LLC, entered into an Amended and Restated Master Restructuring Agreement (the “MRA”) with a subsidiary of Medical Properties Trust, Inc. (MPT), MPT Picasso Investors TRS, LLC (“MPT Picasso”), that provided for the restructuring of rights and obligations of the parties. In accordance with the terms of the MRA, in exchange for the corresponding cancelation of certain debt obligations, including the Foothill Mortgage Loan and the TRS Note, discussed below, and accrued and outstanding rent for the MPT Leased Properties, MPT Picasso was issued non-voting Series A-1 Preferred Units (“Preferred Units”) by PHPH, representing a 49% ownership interest in PHPH and its subsidiaries, and a Convertible Promissory Note (the “MPT Convertible Note”) convertible into additional Preferred Units. By two written Orders issued on April 18, 2024, the California Department of Managed Health Care (the “DMHC”) approved the changes in the indirect ownership of PHP resulting from the issuance of the Preferred Units.

The initial principal amount of The Phase I Convertible Note was $646,338,000. As of the Report Date, the note was convertible into shares of PHPH Series A-1 Preferred Units at any time at the election of the holder at a conversion price per unit equal to the quotient obtained by dividing $153,662,000, the PHPH Net Equity Value, by the aggregate number of all Units outstanding as of immediately prior to closing of the conversion. As of the Report Date, the balance of the convertible amount not converted was due in a single lump sum on the November 20, 2026 maturity date. Interest accrued at an 8.00% per annum rate. As of the Report Date, the MPT Convertible Note was collateralized by the issued and outstanding capital stock or other equity interests of each of PHP and PIH.

Bridge Loan

On October 24, 2023, an amendment was executed by and among PMH, and PIH and PPHI, as borrowers, and Centerbridge Entity and Blue Torch Entity, as lenders, to the PhysicianCo Loan Agreement. Borrowers requested and the lenders agreed to make available to the borrowers delayed draw term loan commitments. The Loan Parties, the Lenders party thereto and the Agent entered into a limited waiver, consent and amendment number one to the PhysicianCo Loan Agreement, which, among other things, granted temporary waivers in connection with noncompliance with certain covenants and contemplated additional the funding of additional loans in an aggregate principal amount of $50.0 million (collectively the “2023 Bridge Loan Commitments” or “2023 Bridge Loan”) subject to certain conditions precedent.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

On November 14, 2023, the Loan Parties, the Lenders party thereto and the Agent entered into a permanent waiver and amendment number two to the PhysicianCo Loan Agreement, which, among other things, permanently waived events of default in connection with noncompliance with certain covenants and provided for the funding of the 2023 Bridge Loan in an aggregate initial principal amount of $50.0 million. The 2023 Bridge Loan bore interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the Loan Agreement plus 13.00% per annum. The maturity date of the 2023 Bridge Loan was December 31, 2024, subject to extension to June 30, 2025 upon the satisfaction of certain conditions, including the payment of an extension fee. The proceeds of the 2023 Bridge Loan were used to provide cash required for compliance with certain minimum regulatory capital requirements by funding the prepayment described above on the Foothill Note.

On December 31, 2024, the Loan Parties exercised their option to extend the maturity date of the 2023 Bridge Loan to June 30, 2025, by satisfying the extension conditions including, among other things, payment of an $8.5 million fee to the Lenders, which fee was capitalized and added to the principal amount of the PhysicianCo Loan and the 2023 Bridge Loan, ratably based on the outstanding principal amount thereof.

On February 10, 2025, the Lenders extended the maturity date of the 2023 Bridge Loan to March 31, 2026. No fee or other consideration was payable in connection with such extension.

Additional PhysicianCo Term Loan and Bridge Loan Events

On February 27, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number three to the PhysicianCo Loan Agreement, providing for the extension of the deadline to deliver audited financial statements of the Company and of PMH for the fiscal year ended September 30, 2023.

On April 30, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number four to the PhysicianCo Loan Agreement, providing for a limited waiver of certain events of default related to the Foothill merger, a further extension of the deadline to deliver audited financial statements of the Company and of PMH for the fiscal year ended September 30, 2023 and certain covenants around maintenance of the Foothill bank accounts and the consummation of the Foothill merger.

On June 5, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number five to the PhysicianCo Loan Agreement, whereby, to facilitate the execution of an eCapital ABL Facility of PMH, Lenders agreed to certain amendments to the Deposit Account Control Agreement.

The foregoing PhysicianCo Loan Agreement and 2023 Bridge Loan contained certain customary covenants and restrictions and financial covenants based on earnings before interest, taxes, depreciation, amortization, restructuring and rent costs (“EBITDAR”) performance.

On August 15, 2024, as a result of the Loan Parties’ failure to satisfy a milestone set forth therein, an $8.5 million fee payable to the Lenders was earned in respect of the PhysicianCo Loan and 2023 Bridge Loan, discussed below, which fee was paid in kind on such date and, subject to certain limited exceptions, will be forgiven in the event that the Loan Parties consummate a sale of the PhysicianCo Loan Parties prior to the deadline therefor set forth in the PhysicianCo Loan Agreement.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

On September 14, 2024, certain events of default occurred under the PhysicianCo Loan Agreement as a result of which the Lenders exercised the right to impose interest at the default rate on the PhysicianCo Loan and the 2023 Bridge Loan, equating to an additional 3.00% per annum, payable in cash on each interest payment date. Such events of default continue to exist as of June 30, 2025 and, accordingly, the PhysicianCo Loan and the 2023 Bridge Loan continued to accrue interest at the default rate, with the additional 3.00% per annum in cash on each interest payment date.

On April 7, 2025, PIPH and PPH along with other Physician Co loan parties, entered into amendment No. 6 to the existing financing agreement dated May 23, 2023 (as previously amended, the “Financing Agreement”), with Wilmington Trust, National Association, as administrative and collateral agent. Pursuant to Amendment No. 6, the borrowers obtained incremental term loan commitments in the aggregate principal amount of $34 million (the “Amendment No. 6 Incremental Term Loans”). The loan was fully funded on April 7, 2025 with an original maturity date of June 30, 2025.

On May 30, 2025, the Company entered into an agreement with all lenders under its existing Financing Agreement, originally dated May 23, 2023, to extend the maturities of certain outstanding loans. Specifically, the maturity dates of the 2023 Bridge Loan, the Amendment No. 6 Incremental Term Loan, and the Final Maturity Date under the Financing Agreement were each extended to June 1, 2026. No other terms of the Financing Agreement were amended, and all obligations of the Company and its affiliates remain in full force and effect. No fee or other consideration was payable in connection with such extension.

All amounts due under the PhysicianCo Loan Agreement (as amended) were paid in full with proceeds from the sale transactions with Astrana, effective July 1, 2025.

Other

In or about March 15, 2021, FRMC acquired a Mako Robot Loan. The original cost was $1,295,000. The balance as of June 30, 2025 and September 30, 2024 is $1,032,000 and $1,194,000, respectively.

The aggregate scheduled maturities of our total debt outstanding as of June 30, 2025 are as follows (in thousands):

Fiscal Year
2025 (remaining three months)	$-
2026	501,021
2027	755,598
2028	275
2029	293

$1,257,187

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Debt Issuance Costs and Debt Discount/Premium

As of June 30, 2025 and September 30, 2024, remaining debt discount and debt premium for the debt under the Loan Agreement (the “PhysicianCo Term Loan”) and the MPT Convertible Note (“The Phase I Convertible Note”), and debt issuance cost (“DIC”) for the Bridge Loan are as follows (in thousands, except interest rates):

As of June 30, 2025	Debt Discount	Debt Premium	Effective Interest Rate
PhysicianCo Term Loan	$11,982	$-	21.99%
The Phase I Convertible Note	10,236	31,918	5.49%
Bridge Loan	-	-	20.57%

	$22,218	$31,918

As of September 30, 2024	Debt Discount	Debt Premium	Effective Interest Rate
PhysicianCo Term Loan	$20,346	$-	21.99%
The Phase I Convertible Note	15,448	48,171	5.49%
Bridge Loan	3,607	-	18.56%

	$39,401	$48,171

The above debt discount and debt premium are recorded as a part of the debt and are amortized into interest expense using an effective interest rate over the duration of the debt.

PMH Debt Restructuring

On February 22, 2018, PMH entered into an ABL Credit Agreement (the “ABL Agreement”), by and among PMH (as the borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMC”), as administrative agent and collateral agent. Under the ABL Agreement, the initial maximum revolving commitment was $250.0 million with an ability to expand the facility to $325.0 million (the “ABL Facility”). The Company and virtually all of its direct and indirect wholly-owned subsidiaries, including the Company but excluding PHP, were guarantors of the obligations of PMH under the ABL Agreement.

The ABL Facility matured on February 22, 2023. However, PMH and JPMC entered into Forbearance Agreements that provided that JPMC, as the Administrative Agent, and other lender parties agreed to forbear from exercising any rights and remedies arising from or related to the occurrence and continuation of certain defaults until May 31, 2023 and effectively extended the ABL Facility’s required repayment date to May 31, 2023.

On August 23, 2019, PMH closed a series of transactions with affiliates of Medical Properties Trust, Inc. (“MPT”), a publicly traded Real Estate Investment Trust. PMH sold to MPT certain hospital buildings in California, Connecticut and Pennsylvania. Concurrent with the sale transactions, PMH entered into two master lease agreements whereby the hospital properties and related medical office buildings were leased back (the “MPT Leased Properties”). On the same date, PMH entered into a promissory note (the “TRS Note”), under which MPT loaned to PMH $112,937,000. Additionally on August 23, 2019, MPT provided PMH with a $51,266,700 mortgage loan secured by the real property owned by Alta Newport (the “Foothill Mortgage Loan”). On May 2, 2022, an additional $50,000,000 loan was made by MPT to PMH and added to the Foothill Mortgage Loan.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

MPT Term Loan

The proceeds of the financing transaction PhysicianCo Term Loan, discussed above, together with the proceeds from a separate financing transaction at PMH that did not involve the Company or its direct or indirect subsidiaries, of a $75.0 million term loan made by MPT TRS Lender PMH, LLC to PMH (the “MPT Term Loan”), were used to (1) refinance, and pay off in its entirety, an ABL Credit Agreement by and among PMH (as the borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, (2) to pay certain expenses associated with the refinancing, (3) to provide cash required for compliance with certain minimum regulatory capital requirements for PMG, and (4) to finance certain working capital and other operational needs of PMH and its subsidiaries (see “Debt Restructuring” discussion above).

As discussed above, on May 23, 2023, PMH obtained the MPT Term Loan. As of the Report Date, each of PHSRI and PPGRI were guarantors of the MPT Term Loan. The MPT Term Loan bears interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the Loan Agreement plus, initially, 5.00% per annum and from and after June 5, 2024, pursuant to an amendment to the MPT Term Loan, 7.50% per annum. The maturity date of the MPT Term Loan is May 23, 2026. The MPT Term Loan contains certain affirmative and negative covenants, as well as a minimum liquidity covenant. As of June 30, 2025, MPT Term Loan outstanding balance was approximately $415,128,000. Further, as of June 30, 2025, PMH was in default under certain of the MPT Term Loan covenants, including failure to make certain payments owing thereunder. In connection with its approval of the Astrana Sale, MPT released all rights, interests and/or liens on the equity and assets sold to Astrana.

Litigation

The Company is subject to a variety of claims and suits that arise from time to time in the ordinary course of its business, acquisitions, or other transactions. While the Company’s management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on the Company’s financial position or results of operations, the litigation and other claims that the Company faces are subject to inherent uncertainties and management’s view of these matters may change in the future. Should an unfavorable final outcome occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations and cash flows for the period in which the effect becomes probable and reasonably estimable.

Leases

The Company evaluates whether an arrangement contains a lease by determining whether (1) there is an identified asset in the contract and (2) the customer has the right to control the use of the identified asset.

The Company’s ROU assets and lease liabilities relate to real estate and equipment. The Company’s leases have remaining lease terms of one year to 6 years. Certain of the Company’s leases contain renewal, extension, or termination options. The Company assesses each option on an individual basis and has only included options reasonably certain of exercise in the lease term.

Long-term leases (leases with terms greater than 12 months) are recorded on the condensed combined and consolidated balance sheet with a ROU asset and lease liability that are equal to the present value of the minimum lease payments not yet paid. Right-of-use assets also include any deferred rent that existed as of the adoption date. Variable lease payments, such as payments based on use and for property taxes, insurance, or common area maintenance that are based on actual assessments are excluded from the ROU asset and lease liability and are expensed as incurred.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

The components of lease expense for the nine months ending June 30, 2025 and 2024 are as follows (in thousands):

Nine months ended June 30,	2025	2024
Finance lease cost:
Amortization of right-of-use assets	$147	$110
Interest on lease liabilities	117	17
Operating lease cost	1,584	1,405
Variable lease cost	731	1,222

Total lease cost	$2,579	$2,754

The Company’s right-of-use assets and lease liabilities at June 30, 2025 and September 30, 2024 a as follows (in thousands):

	June 30, 2025	September 30, 2024
Assets
Finance lease right-of-use assets (included in property, plant and equipment, net)	$2,175	$2,493
Operating lease right-of-use assets	3,444	5,577

Total lease assets	$5,619	$8,070

	June 30, 2025	September 30, 2024
Liabilities
Lease liabilities, current:
Finance lease liabilities	$712	$702
Operating lease liabilities	2,247	2,461

Total lease liabilities, current	2,959	3,163

Lease liabilities, noncurrent:
Finance lease liabilities	1,269	1,723
Operating lease liabilities	1,728	3,933

Total lease liabilities, noncurrent	2,997	5,656

Total leased liabilities	$5,956	$8,819

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

Supplemental information related to leases for the nine months ended June 30, 2025 and 2024 are as follows (in thousands):

Nine months ended June 30,	2025	2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$1,879	$1,992
Financing cash flows from finance leases	533	441

Total cash paid	$2,412	$2,433

The following table summarizes the Company’s weighted average remaining lease term and weighted average discount rate as of June 30, 2025 and September 30, 2024 (in thousands):

	June 30, 2025	September 30, 2024
Weighted-average remaining lease term (years):
Finance leases	3.03	3.64
Operating leases	1.96	2.90

Weighted-average discount rate:
Finance leases	4.45%	4.54%
Operating leases	4.60%	4.10%

Total remaining lease payments for the Company’s finance and operating leases as of June 30, 2025 are as follows (in thousands):

Fiscal Year	Finance Leases	Operating Leases
2025 (remaining three months)	$270	$626
2026	671	2,199
2027	726	1,291
2028	249	763
2029	216	23

Total lease payments	2,132	4,902
Less: amounts representing interest	151	927

Present value of lease liabilities	$1,981	$3,975

PACE financing

In August 2019, Alta Newport entered into an agreement with a third party that specializes in property assessed clean energy (“PACE”) financing to finance qualifying renovations for the hospital property. The full amount of the funds was deposited into an escrow account managed by a third-party administrator. The amount financed is subject to an annual interest rate of 6.0% and the financing has a maturity date of September 2, 2045. Payments are collected through property tax bills as a non-ad valorem assessment. Payments commenced in July 2020. At June 30, 2025, Alta Newport had a related financing liability of approximately $5,805,000, of which $173,000 and $5,632,000 is classified within other current liabilities and other long-term liabilities, respectively, in the accompanying condensed combined and consolidated balance sheets. At September 30, 2024, Alta Newport had a related financing liability of approximately $5,578,000 of which $172,000 and $5,406,000 is classified within other current liabilities and other long-term liabilities, respectively, in the accompanying condensed combined and consolidated balance sheets.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

All amounts due under PACE financing were paid in full with proceeds from the sale transactions with Astrana effective July 1, 2025.

Liability Insurance Coverage

The Company carries errors and omissions and directors’ and officers’ liability coverage for managed care companies (including affiliates which do not directly employ physicians). Errors and omissions are subject to an individual limit of $7,000,000 per claim and aggregate of $7,000,000 with a retention of $250,000 per claim. Director’s and officer’s claims are covered at an aggregate of $80,000,000. The individual physicians who contract with the Affiliates carry their own medical malpractice insurance.

Regulatory and Other Matters

Laws and regulations governing the third-party payor arrangements are extremely complex and subject to interpretation. The Company and its affiliates believe that they are in compliance with all applicable laws and regulations, and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the third-party payor arrangements.

PMG must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the California Department of Managed Health Care (“DMHC”). TNE is defined as net assets less intangibles, less non-allowable assets (which include amounts due from affiliates), plus subordinated obligations. Following the direction of the DMHC to report the secured affiliate note (see Note 6) as an unsecured affiliate receivable, PMG was not in compliance with its TNE requirements. Thereafter, as set forth above, PMG collected partial repayment of the Foothill note receivable in November 2024 and submitted a corrective action plan that was approved by the DMHC to achieve required compliance with financial solvency criteria. PMG was out of compliance with tangible net equity and working capital requirements as of June 30, 2025.

Many of PMG's payer and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

Seismic Standards

California hospitals, including Alta Newport’s facility, are required to comply with laws that regulate the seismic performance of all aspects of hospital facilities in California and imposes near-term and long-term compliance deadlines for seismic safety assessment, submission of corrective plans, and retrofitting or replacement of medical facilities to comply with current seismic standards. These laws and regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

These requirements can result in significant operational changes and capital outlays. Management is continuing to assess its options and the methods of financing the required retrofits. Based on management's evaluation, the costs of renovation needed to comply with the California seismic safety standards for its acute-care facilities, including asbestos abatement, are not estimable at this time.

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed.

The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) expanded upon HIPAA in a number of ways, including establishing notification requirements for certain breaches of protected health information. In addition to these federal rules, California has also developed strict standards for the privacy and security of health information as well as for reporting certain violations and breaches. The Company may be subject to significant fines and penalties if found not to be compliant with these state or federal provisions.

Provider Contracts

Many payer and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

7.	Accrued Medical Claims and Other Healthcare Costs Payable

The following table presents the roll-forward of accrued medical claims payable and other healthcare costs payable as of and for each of the nine months ended June 30, 2025 (in thousands):

Nine months ended	June 30, 2025
Beginning of period	$131,182

Healthcare claim expenses incurred during the period:
Related to current period	396,577
Related to prior periods	(24,668)

Total incurred	371,909

Healthcare claims paid during the period:
Related to current period	(275,685)
Related to prior periods	(95,542)

Total paid	(371,227)

End of period	$131,864

8.	Partnership

As discussed at Note 1, PMG and an unrelated third party, AMVI, operated a partnership to service Medi-Cal members under the CalOptima program in Orange County, California. PMG does not consolidate the partnership, rather the investment is accounted for as an equity method basis, and accordingly PMG includes in its combined and consolidated financial statements only the net results attributable to those enrollees specifically identified as assigned to it. The parties terminated the operations of this partnership during the fiscal year ended September 30, 2024.

Summarized unaudited financial information for the partnership for the nine months ended June 30, 2025 and 2024 is as follows (in thousands):

Nine months ended June 30,	2025	2024
Earnings before income taxes	$-	$40
PMG’s equity gain	$-	$45

9.	Subsequent Events

The Company has evaluated subsequent events through September 30, 2025, the date the condensed combined and consolidated financial statements were available for issuance.

As noted in Note 1 (Organization – Rhode Island), PHSRI and PPGRI were included in the bankruptcy filing of PMH on January 11, 2025.

As set forth in Note 1 (Organization - Acquisition by Astrana Health, Inc.), effective July 1, 2025, (the “Sale Closing Date”) the Company sold to Astrana and certain of its direct and indirect subsidiaries all of the outstanding equity of Alta Newport and PHP, its indirect 51% equity ownership interest in Gateway Medicor, and substantially all of the assets of the other entities (the “Asset Selling Entities”) included within these condensed combined and consolidated financial statements for total purchase consideration of $674.9 million.

PHP Holdings, LLC & Rhode Island Market

Notes to Condensed Combined and Consolidated Statements (Continued)

(Unaudited)

On July 1, 2025, the Company repaid in full all amounts outstanding under the PhysicianCo Loan Agreement, including the Initial Term Loan, the 2023 Bridge Loan, and the Amendment No. 6 Incremental Term Loan. The repayment was funded with proceeds from the sale transactions with Astrana. As a result of the repayment, all obligations under the PhysicianCo Loan Agreement were satisfied and the related liens and security interests were released.

Additionally, in accordance with an executed Mutual Release and Waiver, MPT released and waived any and all right, interest or claim to any of the equity or assets sold in the Astrana Sale. The release included the termination of the Foothill Mortgage Loan and the related security interest in Alta Newport’s real property.

On July 7, 2025, following the consummation of the Astrana Sale, the remaining assets and entities of the Company that had not been transferred as part of the Astrana Sale (i.e. the residual assets of the Asset Selling Entities) were added to the PMH bankruptcy proceedings.